Exhibit 99.1

BRE FINANCIAL NEWS

Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES ANNOUNCES RESULTS OF TENDER OFFER

FOR TWO SERIES OF ITS SENIOR NOTES

5.75% Senior Notes Due 2009 and 4.875% Senior Notes Due 2010

April 16, 2009 (San Francisco) – BRE Properties, Inc. (“BRE Properties” or the “Company”) (NYSE:BRE) today announced the results of its fixed price cash tender offer (the “Tender Offer”) for any and all of its outstanding 5.75% Senior Notes due 2009 (CUSIP No. 05564EBE5) and any and all of its outstanding 4.875% Senior Notes due 2010 (CUSIP No. 05564EBG0) (collectively, the “Notes”). The Tender Offer expired at 5:00 p.m., New York City time, on Wednesday, April 15, 2009 (the “Expiration Time”), with $61,407,000 and $119,421,000 in aggregate principal amount of the 5.75% Senior Notes due 2009 and 4.875% Senior Notes due 2010, respectively, validly tendered and not validly withdrawn. All such Notes have been accepted by the Company for purchase and will be cancelled. After giving effect to the purchase of the tendered Notes, an aggregate principal amount of $88,593,000 and $30,579,000 of the 5.75% Senior Notes due 2009 and 4.875% Senior Notes due 2010, respectively, remain outstanding. Payment for the Notes purchased pursuant to the Tender Offer is expected to be made later today.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. Banc of America Securities LLC and J.P. Morgan Securities Inc. acted as dealer managers for the Tender Offer and Global Bondholder Services Corporation acted as information agent and depositary for the Tender Offer. Persons with questions regarding the Tender Offer should contact Banc of America Securities LLC at 704.388.4603 or 888.292.0070 (U.S. toll free), J.P. Morgan Securities Inc. at 212.834.3424 or 866.834.4666 (U.S. toll free), or Global Bondholder Services Corporation at 866.540.1500 (U.S. toll free) or at 212.430.3774 (collect).

About BRE Properties, Inc.

BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE Properties directly owns and operates 72 apartment communities totaling 21,196 units in California, Arizona and Washington. The Company invests in communities through acquisition and development, and currently has seven properties in various stages of development and construction, totaling 2,077 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust listed in S&P MidCap 400 Index. For more information on BRE Properties, please visit its Web site at www.breproperties.com. (Property data as of 12/31/08)

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BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105, Fax: 415.445.6505, www.breproperties.com